Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Enterprise GP Holdings L.P. of (i) our report dated April 15, 2004 relating to the combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P., (ii) our report dated March 12, 2004 relating to the consolidated financial statements of GulfTerra Energy Partners, L.P. and (iii) our report dated March 17, 2004 relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C., all appearing in the Prospectus dated August 23, 2005 of Enterprise GP Holdings L.P. which is incorporated by reference in such Registration Statement. We also consent to the reference to us under the heading “Experts” in the Prospectus dated August 23, 2005 of Enterprise GP Holdings L.P.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 14, 2005